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                Consent of Independent Accountants



     We hereby consent to the incorporation by reference in the
(1) Prospectus, dated March 14, 1996, and (ii) the Prospectus, dated November 23, 1993, as amended by the Prospectus Supplement, dated March 14, 1996, (the "Prospectuses") constituting part of this Registration Statement on Form S-3 of our report dated February 27, 1996 appearing as Exhibit 99.2 to the Consolidated Edison Company of New York, Inc. Current Report on Form 8-K, dated February 29, 1996. Such Form 8-K includes the financial statements of Consolidated Edison Company of New York, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We also consent to the references to us under the heading "Experts" in such Prospectuses.






PRICE WATERHOUSE LLP


New York, New York
March 11, 1996